Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Executive Director, Investor Relations and Corporate Communications 919-862-1000

MOVIPREP® ISSUED APPROVABLE LETTER BY FDA

-Potential New Two-Liter Liquid Bowel Cleansing Prep for Colonoscopy-

RALEIGH, NC, April 10, 2006 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the U.S. Food and Drug Administration (FDA) has issued an approvable letter for prescription MoviPrep® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution). MoviPrep is currently under review by the Food and Drug Administration for marketing approval as a bowel cleansing agent prior to colonoscopy. Salix licensed exclusive rights to MoviPrep in the United States from Norgine B.V., which has filed a patent application for the drug that, if granted, will provide protection until 2023.

“Today the Company was notified that the FDA has completed their review and that the application to market MoviPrep is approvable. Approval is contingent upon the resolution of certain manufacturing deficiencies. Salix is working closely with the product’s innovator, Norgine, to resolve these issues in an expeditious manner. Following discussions with the Agency this afternoon, we anticipate a timely resolution to the manufacturing deficiencies and look forward to securing marketing approval very soon and launching the product this year,” stated Bill Forbes, Pharm. D., Vice President, Research and Development, and Chief Development Officer.

“Norgine has compiled a strong development package which includes two adequate and well-controlled trials that demonstrated the safety and efficacy of MoviPrep for bowel cleansing. MoviPrep is unique among the available purgatives in that it is the only liquid PEG bowel cleansing agent that incorporates ascorbic acid in its formulation which contributes to MoviPrep’s efficacy and taste.”

Norgine B.V. is a privately-owned, European specialty pharmaceutical company, developing and marketing pharmaceutical products in the therapeutic areas of gastroenterology, hepatology and pain management. Norgine is a leader in this sector in Europe and is unique in having a balanced sales presence across all the major markets.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, market acceptance for approved products, management of rapid growth, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.